Exhibit 99.1

FOR IMMEDIATE RELEASE:

For additional information contact:

Mark	Root
Executive	Director, Corporate Communications

off: 703-218-8397; cell: 703-407-9393

mark.root@mantech.com

Joseph Cormier

VP, M&A and Investor Relations

703-218-8258

joe.cormier@mantech.com

ManTech Names Lt. Gen. Kenneth A. Minihan, Former Director of NSA and DIA, to its Board of Directors

FAIRFAX, VA —June 12, 2006 — ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions focused on mission-critical national security programs for the Intelligence Community; the Departments of Defense, State, Homeland Security, and Justice; the Space Community; and other U.S. federal government customers announced today that retired Air Force Lt. Gen. Kenneth A. Minihan, a former Director of the National Security Agency (NSA) and the Defense Intelligence Agency (DIA), has been elected to the company’s Board of Directors.

“Ken Minihan has extensive experience in large complex global and national information operations, information technology deployment and emerging telecommunications technology,” said George J. Pedersen, ManTech Chairman and Chief Executive Officer. “His experience and success is an excellent complement to ManTech’s national security mission and we are delighted to have him join our Board.”

“During his long and distinguished career of supporting national defense and military information services, Lt. Gen. Minihan focused on defining and selecting technology solutions to solve the most difficult challenges in the Intelligence Community,” said Robert A. Coleman, ManTech President, Chief Operating Officer and Board member. “His knowledge and guidance will help us to continue to execute on our goal of becoming the premier provider of national security solutions within the Intelligence, Defense and Homeland Security related communities.”

Lt. Gen. Minihan is a Managing Director of the Homeland Security Fund for Paladin Capital Group. Prior to joining Paladin, he spent 33-plus years in the U.S. Air Force, including serving as the 14th Director of the National Security Agency/Central Security Service from 1996 to 1999. While at NSA, he was instrumental in the definition and implementation of the National Information Assurance Program. From 1995 to 1996 he was a Director of the DIA.

From 1999 to 2005, Lt. Gen. Minihan served as president of the Security Affairs Support Association, and was a founder of its descendent organization, the Intelligence and National Security Alliance. He serves on the Board of Directors of BAE Systems North America, MTC Technologies, Inc. and Verint Systems, Inc.; and is a member of the Air Force Association, the National Military Intelligence Association and other national organizations.

Lt. Gen. Minihan has a Bachelor of Arts degree from Florida State University, a Master of Arts degree from the Naval Postgraduate School, and has completed executive development programs at the University of Illinois and Harvard University. Among his awards and decorations are the National Security Medal, the

Defense Distinguished Service Medal, the Bronze Star, the National Intelligence Distinguished Service Medal, and the Legion of Merit.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the Departments of Defense, State, Homeland Security, and Justice; the Space Community; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, technology and software development, enterprise security architecture, information assurance, intelligence operations support, network and critical infrastructure protection, information technology, communications integration and engineering support. The company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; provides the physical and cyber security to protect U.S. embassies all over the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and builds and maintains secure databases that track terrorists. With over 6,000 highly qualified employees, the company operates in the United States and over 44 countries worldwide. In 2005, Red Herring magazine selected ManTech as one of its Small Cap 100 Companies. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those anticipated results. For a discussion of these and other risks and uncertainties, please refer to the section entitled “Risks Related to the Company’s Business” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2006, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q and Form 8-K. The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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